EXHIBIT 21.1
SUBSIDIARIES OF INTEGER HOLDINGS CORPORATION

Subsidiary	Jurisdiction of

American Technical Molding, Inc., d/b/a Lake Region Medical	California

Brivant Limited, d/b/a Lake Region Medical	Ireland

Centro de Construcción de Cardioestimuladores del Uruguay SA	Uruguay

Electrochem Solutions, Inc.	Massachusetts

Greatbatch European Business Development Organization, SA	Switzerland

Greatbatch Ltd., d/b/a Greatbatch Medical	New York

Greatbatch Medical, S. de R.L. de C.V.	Mexico

Greatbatch Medical SA	Switzerland

Greatbatch Medical SAS	France

Greatbatch MCSO, S. de R.L. de C.V	Mexico

Greatbatch Netherlands B.V.	Netherlands

Integer Finance GmbH	Switzerland

Integer (Switzerland) GmbH	Switzerland

Lake Region Manufacturing, Inc., d/b/a Lake Region Medical	Minnesota

Lake Region Medical GmbH	Germany

Lake Region Medical Limited	Ireland

Lake Region Medical, Inc., d/b/a Lake Region Medical	Maryland

Lake Region Medical Holdings Limited	Ireland

Lake Region Medical Sdn. Bhd.	Malaysia

Lake (Shanghai) Medical Device Trading Co., Ltd.	China

Spectrum Manufacturing, Inc., d/b/a Lake Region Medical	Nevada

UTI Holdings, LLC, d/b/a Lake Region Medical	Delaware

Venusa de Mexico, S. de R.L. de C.V.	Mexico

Venusa, Ltd	New York